Exhbit 6.1

PURCHASE AND SALE AGREEMENT

SELLER:

USAA REAL ESTATE COMPANY

PURCHASER:

HC GOVERNMENT REALTY HOLDINGS, L.P.

PROPERTY:

GSA-Social Security-Norfolk
5850 Lake Herbert Drive
Norfolk, Virginia

December 28, 2016
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PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

TABLE OF CONTENTS

1	The Property	1
1.1	Description	1
1.2	As-Is	2
1.3	Agreement to Convey	3
2	Price and Payment	4
2.1	Purchase Price	4
2.2	Earnest Money and Independent Consideration	4
2.3	Payment	4
2.4	Closing	4
2.5	Extension	5
3	Inspections and Approvals	5
3.1	Inspections	5
3.2	Title and Survey	7
3.3	Contracts	7
3.4	Permitted Encumbrances	8
3.5	Miscellaneous Property Information	8
3.6	Purchaser's Right to Terminate	8
3.7	Tenant Estoppels	9
4	Prior to Closing	9
4.1	Insurance	9
4.2	Operation	9
4.3	New Contracts	9
4.4	New Leases	9
4.5	Build-out Costs and Commissions	10
5	Representations and Warranties	10
5.1	By Seller	10
5.2	By Purchaser	12
5.3	Broker	14
6	Costs and Prorations	14
6.1	Seller's Costs	14
6.2	Purchaser's Costs	14
6.3	Prorations	15
6.4	Taxes	15
6.5	In General	15
6.6	Purpose and Intent	15
6.7	Credits	15
7	Damage, Destruction or Condemnation	16
7.1	Material Event	16
7.2	Immaterial Event	16
7.3	Termination and Return of Deposit	16
8	Notices	16
9	Closing and Escrow	17
9.1	Escrow Instructions	17
9.2	Seller's Deliveries	17
9.3	Purchaser's Deliveries	18
9.4	Possession	18
9.5	Insurance	18
9.6	Utility Service and Deposits	19
9.7	Post-Closing Collections	19

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10	Default; Failure of Condition	19
10.1	PURCHASER DEFAULT	19
10.2	SELLER DEFAULT	19
10.3	Failure of Title Condition	20
10.4	Limited Liability	20
10.5	Waiver of Trial by Jury	20
11	GSA Lease	20
12	Miscellaneous	21
12.1	Entire Agreement	21
12.2	Severability	21
12.3	Applicable Law	22
12.4	Assignability	22
12.5	Successors Bound	22
12.6	Breach	22
12.7	No Public Disclosure	22
12.8	Captions	23
12.9	Attorneys' Fees	23
12.10	No Partnership	23
12.11	Time of Essence	23
12.12	Counterparts	23
12.13	Proper Execution	23
12.14	Tax Protest	23
12.15	Committee Approval	23
12.16	Effective Date Conditioned Upon Deposit	24
12.17	Time to Execute and Deliver	24
12.18	Term Sheet	24
12.19	Calculation of Time Periods	24
12.20	No Recording	24
12.21	No Electronic Transactions	24

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LIST OF EXHIBITS

Exhibit 1.1.1	Legal Description
Exhibit 1.1.6	List of Contracts as of the Effective Date
Exhibit 3.5	Miscellaneous Property Information
Exhibit 5.1.1.3	Seller's Disclosure Statement
Exhibit 9.2.1	Form of Deed
Exhibit 9.2.2	Form of Bill of Sale
Exhibit 9.2.3	Form of Assignment and Assumption of Leases
Exhibit 9.2.4	Form of Assignment and Assumption of Contracts
Exhibit 9.2.5	Form of Assignment of Warranties and Guarantees
Exhibit 9.2.6	Form of FIRPTA Affidavit
Exhibit 9.2.7	Form of Incumbency Certificate
Exhibit 9.6	Notice to Utility Company

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LIST OF EXHIBITS
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

TERM SHEET*

SELLER:		USAA Real Estate Company
NOTICE ADDRESS:	Section 8
USAA Real Estate Company
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attention: Jason Koehne
Telephone: (210) 641-8459
Facsimile: (210) 641-8463
E-mail: jason.koehne@usrealco.com

With a copy to:

Mark D. Williamson, Esquire
McGuireWoods LLP
101 W. Main Street, Suite 9000
Norfolk, Virginia 23510
Telephone: (757) 640-3713
Facsimile: (757) 640-3701
E-mail: mwilliamson@mcguirewoods.com

PURCHASER:		HC Government Realty Holdings, L.P.
NOTICE ADDRESS:	Section 8
Holmwood Capital Advisors, LLC
1819 Main Street, Suite 212
Sarasota, Florida 34242
Attn: Edward M. Stanton
Telephone: (941) 955-7900, ext. 205
E-mail: estanton@hcgovtrust.com

With a copy to:

D. Zachary Grabill, Esquire
Kaplan Voekler Cunningham & Frank, PLC
1401 East Cary Street
Richmond, Virginia 23219
Telephone: (804) 823-4000
Facsimile: (804) 823-4099
E-mail: zgrabill@kv-legal.com

PROPERTY:	Section 1.1	GSA-Social Security-Norfolk 5850 Lake Herbert Drive Norfolk, Virginia
PURCHASE PRICE:	Section 2.1	Fourteen Million Five Hundred Thousand and 00/100 Dollars ($14,500,000.00)
EARNEST MONEY:	Section 2.2.1	Initial Deposit: $150,000.00 Additional Deposit: $100,000.00

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LIST OF EXHIBITS
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

VOID DATE:	Section 12.17	December 30, 2016
TITLE COMPANY/ESCROW AGENT:	Section 2.2.2	First American National Title Company National Commercial Services 601 Travis, Suite 1875 Houston, TX 77022 Attn: Read Hammond 713-346-1652
APPROVAL DATE:	Section 3.6	January 27, 2017
CLOSING DATE:	Section 2.4	February 28, 2017
BROKER:	Section 5.3	CBRE, Inc.

* To the extent of any conflict between the terms and provisions of this Term Sheet and the Purchase and Sale Agreement, the terms and provisions of the Purchase and Sale Agreement shall govern and control.

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TERM SHEET
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is made as of the 28th day of December, 2016 (the “Effective Date”), by and between USAA REAL ESTATE COMPANY, a Delaware corporation (“Seller”), with an office c/o USAA Real Estate Company at 9830 Colonnade Boulevard, Suite 600, San Antonio, Texas 78230-2239, and HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership (“Purchaser”), with an office at 1819 Main Street, Suite 212, Sarasota, Florida 34242.

R E C I T A L S:

Seller desires to sell certain improved real property commonly known as “GSA-Social Security-Norfolk” located at 5850 Lake Herbert Drive, Norfolk, Virginia, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.
The Property.

1.1           Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller's right, title, and interest in and to the following (collectively, the “Property”):

1.1.1           That certain land located in Norfolk, Virginia, and more specifically described in Exhibit 1.1.1 attached hereto (the “Land”);

1.1.2           The buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”) (Seller's interest in and to the Land and the Improvements is referred to collectively as the “Real Property”);

1.1.3           All furniture, personal property, machinery, apparatus, and equipment currently used in the operation, repair and maintenance of the Real Property and situated thereon (collectively, the “Personal Property”), excluding any personal property of tenants. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller's business;

1.1.4           All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

1.1.5           The leases or occupancy agreements, currently consisting only of the (i) U.S. Government Lease for Real Property, Lease No. GS-03B-05357, by and between Seller, as lessor and the United States of America, as lessee (“Tenant”), as amended by Supplemental Lease Agreement No. 1, Supplemental Lease Agreement No. 2, and Supplemental Lease Amendment No. 3 and (ii) U.S. Government Lease for Real Property, Lease No. GS-03P-LVA00036, by and between Seller, as lessor and Tenant, as lessee (collectively, the “GSA Lease” or sometimes “GSA Leases”), copies of which leases have been provided to Purchaser, and any new leases entered into pursuant to Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Real Property (together with the GSA Lease, the “Leases”);

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1.1.6
Subject to Section 3.3, and to the extent assignable, all contracts and agreements relating to the operation or maintenance of the Real Property or Personal Property the terms of which extend beyond midnight of the day preceding the date of Closing, such contracts and agreements listed on Exhibit 1.1.6 attached hereto (the “Contracts”);

1.1.7           Intentionally left blank;

1.1.8
Assignable warranties and guaranties issued in connection with the Improvements or Personal Property, if any; and

1.1.9          All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely with respect to the Real Property (collectively, the “Approvals”).

1.2           “As-Is”. THE PROPERTY IS BEING SOLD IN AN “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS” AND THE PURCHASE PRICE WAS BARGAINED FOR ON THAT BASIS AND REFLECTS THE AGREEMENT OF THE PARTIES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE WARRANTY OF TITLE STATED IN THE DEED (AS DEFINED BELOW) TO THE CONTRARY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY PARTNER, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO (I) THE CONDITION OR STATE OF REPAIR OF THE REAL PROPERTY OR THE PERSONAL PROPERTY; (II) THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAWS, REGULATIONS OR ORDINANCES (INCLUDING, WITHOUT LIMITATION, ANY APPLICABLE ZONING, BUILDING OR DEVELOPMENT CODES); (III) THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL OF THE PROPERTY; (IV) THE CREDIT-WORTHINESS OF ANY TENANT, VENDOR OR OTHER PERSON OR ENTITY; (V) ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, STATE OF REPAIR, COMPLIANCE, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF; OR (VI) WHETHER THE REAL PROPERTY OR PERSONAL PROPERTY CONTAINS ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES OR ANY OTHER HAZARDOUS MATERIALS OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME.

THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THIS AGREEMENT, THE EXHIBITS HERETO ANNEXED AND THE CLOSING DOCUMENTS, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION, OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR FULL INVESTIGATION, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT, THE EXHIBITS ANNEXED HERETO AND THE CLOSING DOCUMENTS.

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TO THE EXTENT THAT SELLER HAS PROVIDED TO PURCHASER ANY SURVEYS, TITLE COMMITMENTS, INSPECTION, ENGINEERING OR ENVIRONMENTAL REPORTS (INCLUDING REPORTS CONCERNING ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES, OR ANY OTHER MATERIALS, INFORMATION OR DATA IN CONNECTION WITH PURCHASER'S INSPECTION OF THE PROPERTY), SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENTS OF SUCH REPORTS, MATERIALS, INFORMATION AND DATA EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN. PURCHASER ACKNOWLEDGES THAT ANY SUCH REPORTS, MATERIALS, INFORMATION AND DATA MADE AVAILABLE TO PURCHASER ARE MADE AVAILABLE AS A CONVENIENCE AND AN ACCOMMODATION ONLY, AND THAT SELLER HAS REQUESTED PURCHASER TO INSPECT FULLY THE PROPERTY AND INVESTIGATE ALL MATTERS RELEVANT THERETO AND TO RELY SOLELY UPON THE RESULTS OF PURCHASER'S OWN INSPECTIONS OR OTHER INFORMATION OBTAINED OR OTHERWISE AVAILABLE TO PURCHASER, RATHER THAN ANY INFORMATION THAT MAY HAVE BEEN PROVIDED (OR HAVE BEEN MADE AVAILABLE FOR DOWNLOAD ELECTRONICALLY) BY SELLER TO PURCHASER.

EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN SUBSECTION 5.1.1 AND WARRANTY OF TITLE SET FORTH IN THE DEED, PURCHASER WAIVES AND RELEASES SELLER FROM ANY PRESENT OR FUTURE CLAIMS ARISING FROM OR RELATING TO THE CONDITION, OPERATION OR ECONOMIC PERFORMANCE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ALLEGED PRESENCE OF ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES OR ANY OTHER HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE REAL PROPERTY INCLUDING, WITHOUT LIMITATION, ANY CLAIMS UNDER OR ON ACCOUNT OF (I) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME, AND SIMILAR STATE STATUTES, AND ANY REGULATIONS PROMULGATED THEREUNDER; (II) ANY OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION, NOW OR HEREAFTER IN EFFECT, THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO, ENVIRONMENTAL MATTERS OF ANY KIND; OR (III) THE COMMON LAW.

THE TERMS AND PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING HEREUNDER.
               /s/ RRK                                                                /s/ JP
Purchaser's Initials                                               Seller's Initials

1.3           Agreement to Convey . Subject to the terms and conditions of this Agreement, Seller agrees to assign, convey and transfer, and Purchaser agrees to accept and assume, all of Seller's right, title and interest in and to the Real Property, subject to the Permitted Encumbrances as described in Section 3.4, and title to the Personal Property, by bill of sale, without warranty as to the title or the condition of such Personal Property, and Seller's right, title and interest in the remainder of the Property, if any, as contemplated by this Agreement.

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2.
Price and Payment.

2.1           Purchase Price . The total purchase price (the “Purchase Price”) to be paid by Purchaser to the Seller for the sale and conveyance of the Property is FOURTEEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($14,500,000.00). All references in this Agreement to dollars means United States Dollars.

2.2           Earnest Money and Independent Consideration.

2.2.1           Within three (3) business days after the Effective Date of this Agreement, Purchaser shall deposit earnest money with the Title Company/Escrow Agent (as hereinafter defined) in the amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (the “Initial Deposit”). In the event that Purchaser does not exercise its right to terminate this Agreement pursuant to Section 3.6 hereof on or before the Approval Date, then Purchaser shall, no later than the date that is three (3) business days after the Approval Date, deposit with the Title Company/Escrow Agent additional earnest money in the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Additional Deposit”). The Initial Deposit and the Additional Deposit are sometimes collectively referred to herein as the “Deposit.” Upon delivery of the Additional Deposit to the Title Company/Escrow Agent, the Deposit shall be non-refundable (except as otherwise specified herein). The Deposit shall be in good funds, either by cashier’s check or by federal wire transfer and shall be delivered to and held by the Title Company/Escrow Agent pursuant to the terms, covenants and conditions of this Agreement. If Purchaser fails to make the Deposit as and when required herewith, Seller may terminate this Agreement by written notice to Purchaser, in which case the parties shall have no further obligation to each other except for any provisions that expressly survive the termination of this Agreement.

2.2.2           The Deposit will be placed with and held in escrow by First American National Title Company, National Commercial Services, 601 Travis, Suite 1875, Houston, TX 77022, Attn: Read Hammond, Escrow Agent, Phone: 713-346-1652, Fax: N/A (the “Title Company/Escrow Agent”), in immediately available funds in an interest bearing account at a mutually acceptable banking institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

2.2.3           Upon deposit of the Initial Deposit, Purchaser will be deemed to have irrevocably paid to Seller a portion thereof equal to ONE HUNDRED AND NO/100 DOLLARS ($100.00) (“Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable from and after said date of delivery, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary and all references to a return of the Deposit to Purchaser shall exclude the Independent Contract Consideration.

2.3           Payment. At Closing, Purchaser shall pay Seller the Purchase Price, inclusive of the Deposit and subject to adjustment for application of the deposit and other prorations as provided herein, to a bank account designated by Seller via wire transfer in immediately available funds.

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2.4           Closing. Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place pursuant to an escrow closing on February 28, 2017 (the “Closing Date”) at the offices of the Title Company/Escrow Agent at a time to be mutually agreed upon by the parties or at such other time and place as may be agreed upon in writing by Seller and Purchaser.

2.5           Extension. Notwithstanding the foregoing, Purchaser shall be entitled to extend the Closing Date by thirty (30) days upon prior written notice to Seller and the payment by wire transfer of an additional extension fee (the “Extension Fee”) or ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00). The Extension Fee shall be non-refundable in all respects, except in the event of a default by Seller hereunder, but otherwise applied against the Purchase Price at Closing and considered part of the Deposit.

3.
Inspections and Approvals.

3.1           Inspections.

3.1.1           During the period between the Effective Date through the Approval Date, Seller agrees to allow Purchaser and Purchaser's engineers, architects, employees, agents and representatives, upon not less than one (1) business day’s notice, reasonable access during normal business hours to the Real Property and to the records located at the Property which pertain to the Property, if any, maintained by Seller or Seller's property management company or otherwise within the possession or control of Seller or its representatives. Such access shall be solely for the purposes of (i) reviewing the Leases and any records relating thereto; (ii) reviewing records relating to operating expenses; and (iii) inspecting the physical condition of the Real Property and conducting non-intrusive physical and environmental tests and inspections of the Real Property including the conducting on a standard “Phase I” environmental study conducted in accordance with the ASTM Standard for Conducting Phase I Environmental Assessments E1527-13. Notwithstanding anything to the contrary herein, Seller shall not be required to provide, copy or make available to Purchaser any internal memoranda, appraisals, valuation reports and similar information, or any information covered by the attorney-client privilege. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE REAL PROPERTY WITHOUT FIRST OBTAINING SELLER'S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF WORK TO BE PERFORMED, WHICH CONSENT MAY BE WITHHELD IN SELLER’S SOLE AND ABSOLUTE DISCRETION. Notwithstanding anything contained herein to the contrary, all access by Purchaser, Purchaser’s engineers, architects, employees, agents and representatives, shall be subject to and in accordance with access rights afforded to the landlord pursuant to the terms of the Lease(s).

Notwithstanding anything contained above, if Purchaser’s Phase I environmental assessment recommends that additional testing, including invasive testing, be conducted on or under the Land or the Improvements and Seller withholds its consent, Seller shall reimburse Purchaser for its reasonable out-of-pocket expenses incurred in connection with this transaction up to a maximum aggregate amount of $50,000.00.

3.1.2           Purchaser agrees that, in making any inspections of, or conducting any testing of, on or under, the Property, Purchaser and all representatives of Purchaser entering onto the Real Property shall each carry (a) not less than $2,000,000 commercial general liability insurance and (b) umbrella liability insurance in excess of the commercial general liability insurance with limits of not less than $4,000,000 per occurrence/$4,000,000 aggregate, insuring all activity and conduct of Purchaser and such representatives while exercising such right of access. Purchaser represents and warrants that it carries not less than the coverage set forth in paragraphs (a) and (b) of this Section 3.1.2 with contractual liability endorsement which insures Purchaser's indemnity obligations hereunder, and, upon request of Seller, will provide Seller with written evidence of same.

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3.1.3           Purchaser agrees that in exercising its right of access hereunder, Purchaser will use (and cause its representatives to use) its best efforts not to interfere with the activity of tenants or any persons occupying or providing service at the Real Property. Purchaser shall give Seller not less than one (1) business day’s prior notice of its intention to conduct any inspections or tests, so that Seller shall have a reasonable opportunity to have a representative present during any such inspection or test, and Seller expressly reserves the right to have such a representative present. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test; provided, however, Seller shall not cause any material delay in the timing of Purchaser’s inspections hereunder. Purchaser agrees (which agreement shall survive Closing or the termination of this Agreement) to provide Seller with a copy of any written inspection or test report or summary upon Seller's request therefor.

3.1.4           Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that (a) the results of all inspections, tests, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser's inspection rights; and (b) all information regarding the Property (the “Proprietary Information”) of whatsoever nature made available to Purchaser by Seller or Seller's agents or representatives is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or Purchaser's lender, if any, and then only upon Purchaser making such person aware of the confidentiality restriction and procuring such person’s agreement to be bound thereby, or as otherwise required by applicable law. Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information. Notwithstanding any other term of this Agreement, the provisions of this Section 3.1.4 shall survive Closing or the termination of this Agreement.

3.1.5            Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Real Property which results from any inspections or testing conducted by or on behalf of Purchaser which obligation shall survive the termination of this Agreement; provided, however, Purchaser shall have no obligation to repair any damage to the Property caused by the mere discovery by Purchaser or its contractors of a pre-existing condition on the Property. All inspections and testing shall be conducted at Purchaser's sole cost and expense and in strict accordance with all requirements of applicable law.

3.1.6            Except as otherwise expressly set forth herein, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser's inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller's possession). It is the parties' express understanding and agreement that such materials are provided only for Purchaser's convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

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3.1.7            PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING ATTORNEYS' FEES AND COSTS, ARISING OUT OF PURCHASER'S EXERCISE OF ITS RIGHTS OF INSPECTION OR ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION AND TESTING OF THE PROPERTY. THE TERMS AND PROVISIONS OF THIS SECTION 3.1 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT OR CLOSING HEREUNDER.

3.2           Title and Survey . Seller has delivered to Purchaser an ALTA/ASCM Land Title Survey of the Land (the “Survey”) prepared by American Engineering / Rick Rudiger and a title commitment (the “Title Commitment”) issued by the Title Company/Escrow Agent, as Agent for First American National Title Company (“Title Insurer”), for a standard ALTA form of Owner's Title Insurance Policy with respect to Seller's interest in the Real Property, together with copies of all documents and instruments referred to as exceptions to title in the Title Commitment. Purchaser shall have five (5) business days prior to the Approval Date to provide written notice to Seller of any matters shown by the Title Commitment or Survey which are not satisfactory to Purchaser, which notice (the “Title Notice”) must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser's disapproval. The parties shall then have until the Approval Date to make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser's objection(s); provided, however, except as otherwise provided herein, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, and except as otherwise expressly set forth below, Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Approval Date and which recites that it is in response to a Title Notice. Notwithstanding the foregoing, all exceptions to title shown on the Title Commitment or otherwise arising prior to the Closing which evidence (i) mortgages or deeds of trust created by Seller encumbering Seller’s fee interest in the Real Property; (ii) judgment liens evidencing non-appealable judgments rendered against Seller and encumbering Seller’s fee interest in the Real Property; or (iii) mechanic’s or materialmen’s liens encumbering Seller’s fee interest in the Real Property and arising from any work performed or materials furnished for or on behalf of Seller (items i, ii, and iii above collectively referred to as “Lien Exceptions”), shall, in each instance, be deemed objected to without any notice by Purchaser and cured by Seller (which, in the case of a mechanic’s or materialmen’s lien shall include, at Seller’s option, bonding around or insuring-over the mechanic’s or materialmen’s lien) at or prior to Closing. Except as otherwise provided with respect to Lien Exceptions, Purchaser's sole right with respect to any Title Commitment or Survey matter to which it objects in a Title Notice given in a timely manner shall be to elect on or before the Approval Date to terminate this Agreement pursuant to Section 3.6 hereof. All matters shown on the Title Commitment and/or Survey with respect to which Purchaser fails to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser and “Permitted Encumbrances” as provided in Section 3.4 hereof, subject, however, to Purchaser's termination right provided in Section 3.6 hereof.

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3.3           Contracts. On or before the Approval Date, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any of the Contracts. If Purchaser does not notify Seller prior to the Approval Date that it elects not to assume any of the Contracts, Purchaser shall be deemed to have accepted and agreed to assume all of the Contracts. If Purchaser exercises its right not to assume one or more Contracts at Closing, Seller shall give notice of termination of such disapproved contract(s); provided, if by the terms of the disapproved contract Seller has no right to terminate same on or prior to Closing, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume all obligations thereunder until the effective date of the termination and to assume the obligation to pay or to reimburse Seller for the payment of the termination charge.

3.4           Permitted Encumbrances . Unless Purchaser terminates this Agreement pursuant to Section 3.6 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser's intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1
All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2
All contracts and leases which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof;

3.4.3
The lien of non-delinquent real and personal property taxes and assessments, to the extent not yet due and payable;

3.4.4
Rights of parties in possession not shown by the public records;

3.4.5
Discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the premises would disclose and which are not shown by the public records;

3.4.6
Easements or claims of easements not shown by the public records;

3.4.7
Any service, installation, connection, maintenance or construction charges due after Closing, and subject to the proration provisions hereof, for sewer, water, electricity, telephone, cable television or gas;

3.4.8
Rights of vendors and holders of security interests on personal property installed upon the Real Property by tenants and rights of tenants to remove trade fixtures at the expiration of the term of the leases of tenants; and

3.4.9
The Lease.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances.”

3.5            Miscellaneous Property Information. Seller has provided Purchaser with the information listed in Exhibit 3.5 (“Miscellaneous Property Information”), or otherwise made such information available to Purchaser for Purchaser's review, to the extent such information exists and is within the possession or control of Seller.

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3.6           Purchaser's Right to Terminate. Purchaser shall have the right, for any reason or no reason, by giving Seller written notice (the “Termination Notice”) on or before 5:00 p.m. Central Time on January 27, 2017 (the “Approval Date”) to terminate its obligation to purchase the Property. If the Termination Notice is timely given, the Title Company/Escrow Agent shall return the Deposit to Purchaser and neither party shall have any further liability hereunder except for the obligations of Purchaser that survive the termination of this Agreement. If Purchaser fails, for any or no reason, to timely deliver the Termination Notice, Purchaser will be deemed to have elected to waive Purchaser’s right to terminate under this Section 3.6.

3.7            Tenant Estoppels. Seller shall endeavor to secure and deliver to Purchaser, no later than three (3) business days prior to the Closing Date, a “Statement of Accounts” in the form required by the GSA Lease and the rules, policies and regulations of the General Services Administration (“GSA”) (collectively, the “Tenant Estoppel”). Purchaser shall only have the right to comment upon the completed portions of the Tenant Estoppel form not the form itself, and the form Tenant Estoppel will be deemed approved by Purchaser for all purposes if Purchaser fails to provide Seller with written objections thereto within three (3) business days following the date Seller delivers same to Purchaser. In no event shall Seller be obligated to deliver updates to the Tenant Estoppel. Seller will deliver Purchaser copies of the signed Tenant Estoppel promptly following Seller’s receipt thereof. If the Tenant Estoppel is not in the form required by this Section 3.7 and Purchaser fails to furnish Seller with a written notice of disapproval (which notice, in order to be effective, must include Purchaser’s specific objections), within three (3) business days following the date of Seller’s delivery thereof, such Tenant Estoppel will be deemed approved by Purchaser. In the event Seller has not provided the Tenant Estoppel on or before three (3) business days prior to the Closing Date, Seller shall have the right to delay the Closing for up to thirty (30) days upon written notice to Purchaser delivered not less than three (3) business days prior to the scheduled Closing Date. If the foregoing requisite Tenant Estoppel is not delivered to Purchaser at least three (3) business days prior to the Closing Date, as may have been delayed as provided above, then Purchaser’s sole right with respect thereto shall be to elect to terminate this Agreement upon written notice thereof delivered to Seller at least one (1) business day prior to the Closing Date. If such termination notice is properly given, the Title Company shall immediately return the Deposit to Purchaser and neither party shall have any further liability hereunder except for the obligations of Purchaser that survive the termination of this Agreement. If Purchaser fails, for any or no reason, to timely deliver any such termination notice, Purchaser will be deemed to have elected to waive Purchaser’s right to terminate under this Section 3.7.

4.
Prior to Closing. Until Closing, Seller or Seller's agent shall:

4.1           Insurance. Maintain any insurance required to be maintained by Seller, as Landlord, under the GSA Lease.

4.2           Operation. Maintain the Real Property as required of Seller, as Landlord under the GSA Lease.

4.3           New Contracts . Enter into only those third-party contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty (30) days' written notice. If Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within seven (7) days thereafter, notifies Seller in writing of its intention to assume such contract, it shall be treated as a contract disapproved by Purchaser under Section 3.3 hereof.

4.4           New Leases . Not execute any new leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, except that the Seller is authorized to enter into renewal or expansion amendments in accordance with the existing options set forth in the leases. Failure of Purchaser to consent or expressly withhold its consent stating with specificity the basis of its objection within forty-eight (48) hours after written request for such consent shall be deemed to constitute consent.

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4.5           Build-out Costs and Commissions. It is acknowledged that the second GSA Lease to become effective June 27, 2017 provides for a build-out allowance in the amount of $1,011,820.00 (“Tenant Improvement Allowance”) and for Building Specific Amortized Capital allowance in the amount of $303,546.00 (“BSAC Allowance”) for a total of $1,315,366.00. Notwithstanding anything contained herein to the contrary, Purchaser shall be responsible for the Tenant Improvement Allowance and BSAC Allowance under the second GSA Lease after Closing, but shall receive a credit back at Closing in the amount equal to the Tenant Improvement Allowance and the BSAC Allowance.

5.
Representations and Warranties.

5.1          By Seller.

5.1.1          Seller represents and warrants to Purchaser that:

5.1.1.1                      Seller is a Delaware corporation, duly organized, validly existing, and is authorized to do business in the State in which the Real Property is located;

5.1.1.2                      Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended; and

5.1.1.3                      To Seller's knowledge, except as otherwise indicated on the Disclosure Statement attached hereto as Exhibit 5.1.1.3:

(i)           Litigation. There is no current action, suit, litigation or proceeding to which Seller is a party the outcome of which could materially adversely affect the Property pending or being prosecuted in any court or before any federal, state, county or municipal department, commission, bureau, agency or other governmental instrumentality, other than tax contests, if any;

(ii)           Leases. A complete copy of the Leases in effect as of the Effective Date have been provided or made available to Purchaser. As of the Effective Date, no portion of the Real Property is subject to a lease to which Seller is a party other than the Leases;

(iii)           Contracts. Complete copies of all Contracts to which Seller is a party, in effect as of the Effective Date have been provided to Purchaser;

(iv)         Condemnation. No condemnation proceedings have been instituted against the Real Property and Seller has not received any written notice and has no knowledge that any such proceedings or suits are contemplated; and

(v)           Proceedings. Seller has received no correspondence or other written information to indicate that there is any pending or threatened (a) violation of law, (b) environmental, zoning or other land use regulation proceeding, or (c) tax levy or special assessment proceedings against the Property or any portion thereof.

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5.1.2            Each of the representations and warranties of Seller contained in Section 5.1.1: (i) is made as of the Effective Date; (ii) will be deemed to be remade by Seller, and to be true in all material respects, as of Closing, subject to other matters expressly permitted in this Agreement or otherwise specifically approved in writing by Purchaser; and (iii) will survive for a period of six (6) months after the Closing (“Claims Period”). Any claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not specifically asserted by the commencement and service of a lawsuit in a court of competent jurisdiction before the expiration of the Claims Period will not be valid or effective, and Seller will have no liability with respect thereto. Additionally, any claim actually known by Purchaser on or prior to Closing shall be deemed waived by Purchaser if Purchaser does not terminate this Agreement on account thereof, but proceeds to Closing despite such breach. Notwithstanding anything to the contrary contained herein, with respect to any lawsuit filed after Closing but before the end of the Claims Period (1) in no event will Seller have any liability to Purchaser for a breach of any covenant, representation or warranty under this Agreement or any Closing documents executed pursuant hereto (the “Closing Documents”) in excess of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (“Claims Ceiling”), and (2) no claim by Purchaser alleging a breach by Seller of any covenant, representation or warranty contained herein or in any of the Closing Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any such representation or warranty is for an aggregate amount in excess of Twenty-five Thousand and No/100 Dollars ($25,000.00) (the “Claims Floor”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (1) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Claims Floor, then Seller shall have no liability with respect thereto. The provisions of this Section 5.1.2 shall survive Closing.

5.1.3           The continued accuracy in all material respects of the aforesaid representations and warranties is a condition precedent to Purchaser’s obligation to close. If any of said representations and warranties is not correct in all material respects at the time the same is made or as of Closing, and Seller had no knowledge of such inaccuracy when the representation or warranty was made, or when remade at Closing, or if such warranty or representation becomes inaccurate on or prior to Closing other than by reason of Seller’s default hereunder, Purchaser may, upon being notified of such occurrence on or prior to Closing and after the expiration of the cure period provided under Section 11.6 hereof, either (a) terminate this Agreement without liability on the part of Seller or Purchaser, subject to Purchaser’s obligations that survive the termination of this Agreement and the Deposit will be returned to Purchaser, or (b) waive such matter and proceed to Closing, by notice to Seller given within ten (10) days after the expiration of the cure period in which event Seller shall have no liability with respect to any such inaccuracy. If Purchaser fails to give any notice within the required time period, Purchaser will be deemed to have elected to waive such matter and to proceed to Closing. If any of said representations and warranties are not correct in all material respects at the time the same is made or as of Closing, and Seller had actual knowledge of such inaccuracy when the representation or warranty was made, or, by its default hereunder caused the representation or warranty to be inaccurate when remade at Closing, Purchaser may, after the expiration of the cure period, if any, provided under Section 11.6 hereof, either (a) exercise its remedies under Section 10.2, or (b) terminate this Agreement, subject to its obligations that survive the termination of this Agreement, and receive a return of the Deposit or (c) waive the breach and its rights under clauses (a) and (b) and proceed to Closing, by notice to Seller given within ten (10) days after expiration of the cure period, but in no event later than Closing, in which event Seller shall have no liability with respect to any such inaccuracy. If Purchaser fails to give any notice within the required time period, Purchaser will be deemed to have elected to waive such matter and to proceed to Closing.

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5.1.4            As used in this Section 5.1 and elsewhere in this Agreement, the phrase “to Seller’s knowledge” or phrases of similar import mean and are limited to the actual current knowledge of Seller’s asset manager for the Property (Peter Hoberman), without any independent investigation or inquiry having been made, and not to any constructive or imputed knowledge of the foregoing individuals or of Seller or any investment advisor to Seller, any entity that is a partner in such investment advisor, or any affiliates of any thereof, or to any officer, agent, representative, or employee of Seller or such investment advisor, any such constituent partner, or any such affiliate. Seller, during the term of this Agreement, agrees to notify Purchaser in writing promptly in the event Seller obtains actual knowledge of any change affecting any such representations or warranties.

5.2           By Purchaser . Purchaser represents and warrants to Seller that:

5.2.1            Purchaser is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the State of its organization, is authorized to do business in the State in which the Real Property is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its certificate of formation or bylaws/company agreement/partnership agreement; or result in a breach of or default under any document, instrument, order or agreement to which Purchaser is a party or by which Purchaser is bound;

5.2.2            Purchaser is acting as principal in this transaction with authority to close the transaction;

5.2.3            No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser;

5.2.4            Unless otherwise disclosed to Seller in writing, neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States of America; and

5.2.5            ERISA.

(a)           (i) The Property is not being acquired by or on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “plan” within the meaning of Section 4975(e)(1) of the Code, which is subject to ERISA or section 4975 of the Code, respectively (hereinafter referred to collectively as the “Plan”); and (ii) the assets being used to acquire the Property or to otherwise discharge Purchaser’s obligations hereunder are not “plan assets” within the meaning of Department of Labor Regulation section 2510.3-101 as amended by Section 3(42) of ERISA;

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(b)           Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make the representations and warranties set forth in this Section 5.2.5; and

(c)           Purchaser covenants that in the event it determines that the representations and warranties of Purchaser made in this Section 5.2.5 have ceased to be accurate in any material respect, Purchaser shall notify Seller of such determination as promptly as practicable and in any event within ten (10) days after such determination is made. In the event, in Seller’s reasonable judgment, any such change in information occurs and makes this transaction a sale to a “party-in-interest” or otherwise prohibited by either section 4975(d) of the Code or section 406 or 407 of ERISA, Seller may terminate this Agreement without liability arising on the part of either Seller or Purchaser (provided such change in information does not occur as a result of a default by Purchaser).

5.2.6            Neither Purchaser nor any of its affiliates and the shareholders, members, investors or partners of each of them and any permitted assignees of Purchaser hereunder (“Purchaser Related Parties”), or, to the best of Purchaser’s knowledge, any broker or agent representing Purchaser, if any, have engaged in any dealings or transactions, directly or indirectly (i) in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Purchaser represents and warrants to, and covenants with Seller that (i) neither Purchaser nor any of its owners or affiliates currently are, or shall be at any time during the term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department's Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); (ii) neither Purchaser nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents is or shall be during the term hereof a “Prohibited Person” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Purchaser has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. Purchaser hereby agrees to defend, indemnify, and hold harmless Seller, it officers, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants. At any time and from time-to-time during the term, Purchaser shall deliver to Seller within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Seller evidencing and confirming Purchaser's compliance with this Section 5.2.6. If at any time this representation becomes false then it shall be considered a default under this Agreement and Seller shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default or to terminate this Agreement immediately; and

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5.2.7           Except for the express representations and warranties of Seller found in Section5.1.1, Purchaser is acquiring the Property on an “AS IS, WHERE IS” basis, without any representation or warranty of any kind or nature whatsoever, express or implied, and Purchaser acknowledges that no such representations or warranties have been made except as set forth in writing herein. In deciding whether to acquire the Property, Purchaser is relying solely on Purchaser’s investigation of the Property.

5.3            Broker. Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property except CBRE, INC. (“Broker”). Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property other than Broker. Broker will be compensated by Seller pursuant to the terms of a separate agreement between Seller and Broker.

The terms and provisions of this Section 5 shall survive Closing hereunder.

6.
Costs and Prorations.

6.1         Seller's Costs . Seller will pay the following costs of closing this transaction:

6.1.1           The fees and disbursements of Seller's counsel;

6.1.2           The cost of the title commitment, title search fees, and costs;

6.1.3           The cost of the Survey; and

6.1.4           Grantor’s Tax. The Grantor’s Tax on the deed transferring the property.

6.2         Purchaser's Costs . Purchaser will pay the following costs of closing this transaction:

6.2.1           The fees and disbursements of its counsel, inspecting architect and engineer, if any;

6.2.2          The cost of a standard coverage ALTA form of owner's title insurance policy, without endorsement or amendment, in the amount of the Purchase Price, issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise and all requested endorsements thereto, as well as the cost of any lender’s policy of title insurance;

6.2.3           All escrow fees, recording fees and real estate transfer, stamp or documentary tax(es);

6.2.4           All sales or use taxes relating to the transfer of personal property to Purchaser;

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6.2.5           The cost of any updates to the Survey and the cost of any survey obtained by Purchaser;

6.2.6           The cost of recordation of the Deed;

6.2.7           Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction; and

6.2.8           The “Grantee’s Tax” on the deed together with any other taxes, all State, County and local transfer taxes payable upon the transfer of the Real Property to Purchaser (excluding the Grantor’s Tax).

6.2.9           Any updates to the Survey delivered to Purchaser contemporaneously with execution of this Agreement.

6.3           Prorations. Rents and any other amounts payable by tenants, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges and normally prorated operating expenses actually collected, billed or paid as of the date of Closing shall be prorated as of the date of Closing and be adjusted against the Purchase Price due at the Closing, provided that within sixty (60) days after the Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the date of Closing, but not collected or paid at that date. All prorations shall be made on a 360-day calendar year basis, thirty (30) days to the month. Seller shall be responsible for all leasing commissions and other leasing costs due and payable prior to the Effective Date with respect to leases, renewals, or expansions executed prior to the Effective Date. Purchaser shall be responsible for all leasing commissions and other leasing costs attributable to any new leases or the renewal or expansion of any existing lease after the Effective Date and/or due and payable with respect to any existing lease after the Closing. If Seller has, prior to the Closing, paid any leasing commissions or other leasing costs which are Purchaser’s responsibility hereunder, the Seller will receive a credit for same from Purchaser at the Closing. The terms and provisions of this section shall survive Closing hereunder.

6.4           Taxes. General real estate taxes and special assessments relating to the Real Property payable during the year in which Closing occurs shall be prorated as of the Closing date. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Real Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded). Seller and Purchaser promptly (but no later than June 30 of the year following the Closing Date, except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

6.5           In General . Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid by Purchaser.

6.6           Purpose and Intent . Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

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6.7           Credits. At Closing, Purchaser shall receive a credit or reduction in the final acquisition price equal to the amount of (i) the Tenant Improvement Allowance ($1,011,820.00) (see Section 4.5), (ii) the BSAC Allowance ($303,546.00) (see Section 4.5) and (iii) the “free rent” provided in the Second GSA Lease in the amount of $582,808.32.

7.
Damage, Destruction or Condemnation.

7.1           Material Event . If, prior to Closing, fifteen percent (15%) or more of the net rentable area of the building(s) or of the parking spaces on the Real Property or all access to the Real Property is rendered completely untenantable, or is destroyed or taken under power of eminent domain, then (i) Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within ten (10) days after receiving Seller’s notice of such destruction or taking (“Seller’s Notice”) or (ii) Seller may elect to terminate this Agreement by including such election in the Seller’s Notice. If Seller does not elect to terminate in the Seller’s Notice or Purchaser does not give written notice in response to the Seller’s Notice within the ten (10) day response period, then this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.2           Immaterial Event . Except upon the occurrence of a material event as set forth in Section 7.1 above, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.3         Termination and Return of Deposit . If Purchaser elects to terminate this Agreement pursuant to this Section 7, and if Purchaser is not, on the date of such election, in default under the Agreement, Seller shall promptly direct the Title Company/Escrow Agent to return the Deposit to Purchaser, and neither party shall have any further liability hereunder except for the obligations of Purchaser that survive the termination of this Agreement.

8.
Notices.

All notices or other communications hereunder shall be in writing and shall be deemed duly given if addressed and delivered to the respective parties' addresses, as set forth below: (i) in person; (ii) by Federal Express or similar overnight carrier service; (iii) mailed by certified or registered mail, return receipt requested, postage prepaid; or (iv) sent by facsimile with electronic confirmation of receipt thereof and with concurrent notice given by another method permitted hereunder. Such notices shall be deemed received upon the earlier of receipt or, if mailed by certified or registered mail, three (3) days after such mailing or, upon delivery if sent via facsimile on or before 5:30 p.m. c.s.t. on a business day or, if delivered after that time or on a day other than a business day, on the following business day. Seller and Purchaser may from time to time by written notice to the other designate another address for receipt of future notices.

If to Seller:
USAA Real Estate Company
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attention: Jason Koehne
Telephone: (210) 641-8459
Facsimile: (210) 641-8463
E-mail: Jason.koehne@usrealco.com

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With a copy to:

USAA Real Estate Company
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attention: Rebecca R. Sanchez
Telephone: (210) 641-8469
Facsimile: (210) 641-8463
E-mail: rebecca.sanchez@usrealco.com

Mark D. Williamson, Esquire
McGuireWoods LLP
101 W. Main Street, Suite 9000
Norfolk, Virginia 23510
Telephone: (757) 640-3713
Facsimile: (757) 640-3701
E-mail: mwilliamson@mcguirewoods.com

If to Purchaser:
Holmwood Capital Advisors, LLC
1819 Main Street, Suite 212
Sarasota, Florida 34242
Attn: Edward M. Stanton
Telephone: (941) 955-7900, ext. 205
E-mail: estanton@hcgovtrust.com

With a copy to:

D. Zachary Grabill, Esquire
Kaplan Voekler Cunningham & Frank, PLC
1401 East Cary Street
Richmond, Virginia 23219
Telephone: (804) 823-4000
Facsimile: (804) 823-4099
E-Mail: zgrabill@kv-legal.com

Telephone numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

9.
Closing and Escrow.

9.1           Escrow Instructions . Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company/Escrow Agent to serve as the instructions to the Title Company/Escrow Agent as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company/Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

9.2           Seller's Deliveries . Unless otherwise specified, Seller shall deliver either at the Closing or by making available at the Real Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

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9.2.1
a special warranty deed to the Real Property, in the form attached hereto as Exhibit 9.2.1, subject only to the Permitted Encumbrances;

9.2.2           a bill of sale in the form attached hereto as Exhibit 9.2.2 conveying the Personal Property;

9.2.3
(i) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Real Property; and (ii) an assignment and assumption agreement in the form attached hereto as Exhibit 9.2.3, subject only to the Permitted Encumbrances;

9.2.4
an assignment to Purchaser of all contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Seller on or before the date of Closing by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 9.2.4;

9.2.5
an assignment of all transferable warranties and guarantees then in effect, if any, with respect to the Improvements or any repairs or renovations to such improvements and Personal Property being conveyed hereunder, which assignment is in the form attached hereto as Exhibit 9.2.5;

9.2.6
an affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.6;

9.2.7
an incumbency certificate in the form attached hereto as Exhibit 9.2.7;

9.2.8
such other documents as may reasonably be required by the Title Company in connection with the title policy including, without limitations owner’s affidavits;

9.2.9
Tenant Estoppels, to the extent obtained by Seller, in accordance with the terms of Section 3.7; and

9.2.10
all books and records at the Real Property held by or for the account of Seller, including, without limitation, plans and specifications, as available.

9.3           Purchaser's Deliveries . At the Closing, Purchaser shall:

9.3.1        pay Seller the Purchase Price;

9.3.2        execute the agreements referred to in Sections 9.2.3(ii), 9.2.4, 9.2.5, 9.2.8, and the ERISA certificate attached hereto as Exhibit 9.3.2; and

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9.3.3        deliver a written acknowledgement of the transfer of obligations under any stormwater management agreements recorded against the Property for the benefit of the City of Norfolk.

9.4           Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing.

9.5           Insurance. Seller shall terminate its policies of insurance as of noon on the date of Closing, and Purchaser shall be responsible for obtaining its own insurance thereafter.

9.6           Utility Service and Deposits. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Purchaser shall notify each utility company serving the Real Property to terminate Seller's account, effective at noon on the date of Closing, such notice to be in the form attached hereto as Exhibit 9.6.

9.7           Post-Closing Collections . Purchaser shall use its best efforts during the six (6) month period immediately following Closing to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to Closing. Purchaser shall apply such rents or other amounts received, first for the account of Purchaser for amounts currently due to Purchaser; second, to Seller for any and all amounts due to Seller for periods prior to Closing; and the balance to be retained by Purchaser. Notwithstanding any other term of this Agreement, the provisions of this Section 9.7 shall survive Closing.

10.           Default; Failure of Condition.

10.1        PURCHASER DEFAULT . IF PURCHASER SHALL BECOME IN BREACH OF OR DEFAULT UNDER THIS AGREEMENT AND THE BREACH OR DEFAULT CONTINUES BEYOND THE EXPIRATION OF THE CURE PERIOD, IF ANY, PROVIDED IN SECTION 12.6 HEREOF, SELLER SHALL ELECT AS ITS SOLE REMEDY HEREUNDER TO (A) TERMINATE THIS AGREEMENT WHEREIN THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES, AND BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER EXCEPT FOR OBLIGATIONS OF PURCHASER THAT SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE PAYMENT OF LEGAL FEES IN CONNECTION WITH ANY ENFORCEMENT OF SUCH OBLIGATIONS PURSUANT TO SECTION 12.9 HEREOF; OR (B) WAIVE THE DEFAULT, PRIOR TO OR AT THE CLOSING, AND PROCEED TO CLOSE THE TRANSACTION CONTEMPLATED HEREBY IN ACCORDANCE WITH THE REMAINING TERMS HEREOF. SELLER AND PURCHASER AGREE THAT THE DEPOSIT IS A FAIR AND REASONABLE AMOUNT TO BE RETAINED BY SELLER AS AGREED AND LIQUIDATED DAMAGES IN LIGHT OF SELLER'S REMOVAL OF THE PROPERTY FROM THE MARKET AND THE COSTS INCURRED BY SELLER AND SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE. NOTWITHSTANDING THE FOREGOING, ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECTION AND SECTION 5.1.2 WITH REGARD TO A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES SHALL BE RESOLVED BY THE PROVISIONS OF SECTION 5.1.2.

/s/ RRK                                                                                                                  /s/ JP
Purchaser's Initials                                                                                                Seller's Initials

10.2           SELLER DEFAULT. IF SELLER SHALL REFUSE OR FAIL TO CONVEY THE PROPERTY AS HEREIN PROVIDED FOR ANY REASON OTHER THAN (I) A DEFAULT BY PURCHASER AND THE EXPIRATION OF THE CURE PERIOD, IF ANY, PROVIDED UNDER SECTION 12.6 HEREOF, (II) THE EXISTENCE OF A PENDING DEFAULT (AS DEFINED IN AND CONTEMPLATED BY SECTION 12.6), (III) THE FAILURE OF A TITLE CONDITION AS PROVIDED IN SECTION 10.3 OR (IV) ANY OTHER PROVISION OF THIS AGREEMENT WHICH PERMITS SELLER TO TERMINATE THIS AGREEMENT OR OTHERWISE RELIEVES SELLER OF THE OBLIGATION TO CONVEY THE PROPERTY, PURCHASER SHALL ELECT AS ITS SOLE REMEDY HEREUNDER TO (A) TERMINATE THE AGREEMENT AND RECOVER THE DEPOSIT; (B) SEEK SPECIFIC PERFORMANCE OF SELLER'S OBLIGATION TO EXECUTE AND DELIVER THE DOCUMENTS REQUIRED TO CONVEY THE PROPERTY TO PURCHASER (BUT NOT TO ENFORCE ANY OTHER OBLIGATION UNDER THIS AGREEMENT); OR (C) WAIVE THE DEFAULT, PRIOR TO OR AT THE CLOSING, AND PROCEED TO CLOSE THE TRANSACTION CONTEMPLATED HEREBY IN ACCORDANCE WITH THE REMAINING TERMS HEREOF. NOTWITHSTANDING THE FOREGOING, ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECTION AND SECTION 5.1.2 WITH REGARD TO A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES SHALL BE RESOLVED BY THE PROVISIONS OF SECTION 5.1.2.

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10.3           Failure of Title Condition. If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that title to the Property is subject to defects, limitations or encumbrances other than (i) the Permitted Encumbrances; (ii) any matter caused by Purchaser or any person or entity claiming by, through or under Purchaser; or (iii) any other matter that a commercially reasonable purchaser of substantially similar properties would not determine to be material and adverse, then Purchaser shall promptly give Seller written notice of its objection thereto (each a “Supplemental Objection”). Such written notice shall specify such title defect in reasonable detail and notify Seller that the Agreement may be terminated if such title defect is not removed, bonded or insured-over in a commercially reasonable manner prior to the Closing Date. In such event, Seller may elect to postpone the Closing for thirty (30) days and attempt to cure such Supplemental Objection. The parties acknowledge and agree that Seller shall have no obligation to cure any such Supplemental Objection, unless such Supplemental Objection constitutes a Lien Exception as set out in Section 3.2. If Purchaser fails to waive any such Supplemental Objection within ten (10) days after notice from Seller that Seller will not cure the Supplemental Objection, this Agreement will terminate automatically and Seller shall promptly direct the Title Company/Escrow Agent to return the Deposit to Purchaser, provided that Purchaser and Seller shall not be in default hereunder, and neither party shall have any liability to the other except for the obligations of Purchaser that survive the termination of this Agreement. For the purposes of this Agreement, any title defect, limitation or encumbrance, other than those enumerated in (i) – (iii) above, shall be deemed cured if the Title Company/Escrow Agent or another title company reasonably acceptable to Purchaser and authorized to do business in the State in which the Real Property is located will agree to issue a standard ALTA owner's title insurance policy to Purchaser for the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing.

10.4           Limited Liability . The obligations of Seller are binding only on Seller’s interest in the Property and shall not be personally binding upon, nor shall any resort be had to, any other assets of Seller nor the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents. All documents executed by Seller shall be deemed to contain (even if not expressly stated) the foregoing exculpation.

10.5           Waiver of Trial by Jury . The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

11.             GSA Lease. The parties recognize the Property is subject to two leases with the General Services Administration, an agency of the United States of America (“GSA”), the first of which is currently in effect (“Original GSA Lease”) and the second of which commences as of June 27, 2017 (“New GSA Lease”) (collectively the “GSA Leases” or sometimes collectively “GSA Lease”). The GSA Leases are not assignable with the consent of the GSA except in accordance with the terms of the GSA Leases and the Federal Acquisition Regulations (“FAR”), specifically FAR Subpart 42.12 (the “FAR Regulations”).

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Accordingly, to comply with the GSA Lease provisions and the FAR Regulations, the parties agree as follows:

11.1            Purchaser, promptly upon execution of this Agreement shall gather and supply to the GSA or other applicable agency the materials and other information required by the GSA Lease, the FAR Regulations or otherwise required by the GSA in the form and format required by the Lease, the FAR Regulations, the GSA or other applicable agency to allow for an “assignment” or “novation” of the GSA Lease such that a transfer of the GSA Lease is permitted unconditionally and Seller is released from any and all liabilities under the GSA Lease. Purchaser shall use its full best efforts to provide the necessary information and otherwise comply with the requirements of the Lease, the GSA and the FAR Regulations so that a “novation” or other consent to assignment can be obtained from the GSA without any residual liability remaining with the Purchaser.

11.2            It shall be a condition of Seller’s obligation to close under this Agreement that Seller receive assurances satisfactory to Purchaser, in its sole discretion, that the GSA will approve the transfer of the GSA Lease and execute a “novation” thereof releasing the Seller of all liability thereunder. If Seller is not able to receive such assurances, Seller may terminate this Agreement at any time prior to Closing and, provided that Purchaser has fully complied with its obligations under Section 11.1 above, Purchaser shall receive a full refund of the Deposit.

11.3          If Seller receives any Rent after Closing applicable to either GSA Lease which is not applicable to a period prior to Closing, all such amounts shall within five (5) Business Days after the receipt thereof be paid over to the Purchaser and applied by Purchaser as provided in this Section 11.3, and Seller shall, if Purchaser requires and such notice is permitted under the terms of the existing GSA Lease, send notice to the GSA directing that Rent be paid to an address or bank account controlled by Purchaser or its lender. Seller and Purchaser agree that all Rent received by Seller or Purchaser from and after the Closing Date, shall be applied first to current Rent and then to delinquent Rent, if any, in the inverse order of maturity. In the event that there shall be any Rents or other charges under the GSA Lease which, although relating to a period prior to the Closing, do not become due and payable until after the Closing or are paid prior to the Closing but are subject to adjustment after the Closing (such as Rent from GSA, which is paid in arrears, and year end common area expense reimbursements and the like), then any Rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to the Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of the Closing and Seller’s portion thereof shall be remitted promptly to Seller by Purchaser.

12.
Miscellaneous.

12.1           Entire Agreement . This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and all prior negotiations, term sheets, letters of intent, instruments or writings between the parties with respect to the subject matter hereof are of no further force or effect, and no amendment, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

12.2           Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

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12.3           Applicable Law . This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

12.4           Assignability. Purchaser may not assign this Agreement without first obtaining Seller's written consent, which consent may be withheld in Seller’s sole and absolute discretion. Any assignment in contravention of this provision shall be void. If Purchaser requests Seller's written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; (3) provide Seller with financial information including financial statements of the proposed assignee; and (4) provide Seller with a copy of the proposed assignment. Notwithstanding any of the foregoing, Purchaser may assign this Agreement without Seller’s consent to an Affiliate (as hereinafter defined). For the purposes of this paragraph, the term “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with Purchaser, and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations. If Purchaser assigns this Agreement to an Affiliate, Purchaser shall (i) notify Seller in writing of the proposed assignment; (ii) provide Seller with the name and address of the proposed assignee; and (iii) provide Seller with a copy of the proposed assignment. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

12.5           Successors Bound . This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

12.6           Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, the complying party shall have the option to cancel this Agreement upon twenty (20) days written notice to the other party and such other party’s failure to cure such breach within such twenty (20) day period. The date of Closing shall be extended to the extent necessary to afford the defaulting party the full twenty-day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled date of Closing (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice or opportunity to cure; and provided further, that if the date of Closing shall have been once extended as a result of default by a party, such party shall not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 12.6, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party prior to the Closing, and (ii) the cure period extends beyond the scheduled date of Closing.

12.7           No Public Disclosure . Neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. Purchaser and Seller may disclose this transaction or any aspect or information related to this transaction or disclosure or other notice as its attorneys deem is reasonably necessary to comply with applicable law. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation, injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section 12.7. The provisions of this Section 12.7 shall survive closing or the termination of this Agreement.

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12.8           Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

12.9           Attorneys' Fees . In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

12.10         No Partnership . Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

12.11          Time of Essence . Time is of the essence in this Agreement.

12.12        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by a party’s signature transmitted by facsimile or e-mail, and copies of this Agreement executed and delivered by means of faxed or e-mailed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or e-mailed signatures as if such signatures were originals. All parties hereto agree that a faxed or e-mailed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

12.13         Proper Execution . The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission to Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall, together with the Deposit, similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a fully executed counterpart thereof, together with the Deposit, shall have been delivered to the Title Company/Escrow Agent.

12.14        Tax Protest. If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection. Such refund shall be delivered to Seller within ten (10) days of receipt. The terms and provisions of this section shall survive closing hereunder.

12.15         Committee Approval . The transaction contemplated in this Agreement shall be subject to and contingent upon the approval of Seller's Investment Committee and the Chairman of its parent company. Purchaser agrees to submit to the Investment Committee all information reasonably requested by the Investment Committee. Seller agrees to notify Purchaser in writing promptly after the decision of the Investment Committee. Seller agrees, subject to Purchaser's submission of all information so requested by the Investment Committee, to use its best efforts to obtain an expeditious decision from the Investment Committee.

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12.16           Effective Date Conditioned Upon Deposit . This Agreement shall become effective only upon, and all time periods not otherwise expressly set forth shall commence to run, from the Effective Date, only if the Deposit has been made.

12.17          Time to Execute and Deliver . This Agreement shall be void if one fully executed copy is not received by Seller, along with confirmation that the Initial Deposit has been received by the Title Company/Escrow Agent, on or before 5:00 p.m. C.S.T. on December 30, 2016.

12.18           Term Sheet. The Term Sheet attached to this Agreement and incorporated by reference herein sets forth the basic terms of the transaction for the benefit and convenience of the parties. Notwithstanding the foregoing, to the extent of any conflict between the terms and provisions of this Term Sheet and the Agreement, the terms and provisions of the Agreement shall govern and control.

12.19           Calculation of Time Periods . Unless otherwise specified, in computing any period of time described herein, the date of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Real Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Property is located.

12.20            No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

12.21           No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be entered into, altered, amended or modified by electronic means except as specifically set forth in the “Notices” and “Counterparts” section of this Agreement.

[SIGNATURES ON FOLLOWING PAGE(S)]
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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:	USAA REAL ESTATE COMPANY, a Delaware corporation

	By:	/s/ John Post
	Name:	John Post
	Title:	Deputy CFO

Date:

PURCHASER:	HC GOVERNMENT REALTY HOLDINGS, L.P. a Delaware limited partnership

	By:	/s/ Robert R. Kaplan, Jr.
	Name:	Robert R. Kaplan, Jr.
	Title:	Authorized Signatory

	Date:	December 28, 2016

A fully executed copy of this Agreement has been received by the Title Company/Escrow Agent's agent this 29 day of December, 2016, and by execution hereof the Title Company/Escrow Agent's agent hereby covenants and agrees to be bound by the terms of this Agreement.

FIRST AMERICAN NATIONAL TITLE COMPANY

By:	/s/ James D. Cardenas
Name:	James D. Cardenas
Title:	Sr. Escrow Officer

Receipt of the Independent Consideration of $100 acknowledged this _____ day of ___________, 2016.

FIRST AMERICAN NATIONAL TITLE COMPANY

By:	/s/
Name:
Title:

Receipt of the Initial Deposit of $150,000.00 acknowledged this 3rd day of January, 2017.

FIRST AMERICAN NATIONAL TITLE COMPANY

By:	/s/ James D. Cardenas
Name:	James D. Cardenas
Title:	Sr. Escrow Officer

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EXHIBIT 1.1.1
LEGAL DESCRIPTION

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EXHIBIT 1.1.6
LIST OF CONTRACTS
AS OF THE EFFECTIVE DATE

SSA Contract List

●
Management Agreement dated April 1, 2015 by and between USSA Real Estate Company and Cassidy Turley Commercial Real Estate Services, Inc. d/b/a DTZ
●
Service Agreement dated July 6, 2016 by and between USSA Real Estate Company and Waste Industries
●
Service Agreement dated by and between USSA Real Estate Company and Red Coats Inc
●
Service Agreement dated June 29, 2016 by and between USSA Real Estate Company and Valcourt Building Services
●
Service Agreement dated June 30, 2016 by and between USSA Real Estate Company and Nansmond Lawn & Garden
●
Service Agreement dated July 15, 2016 by and between USSA Real Estate Company and Otis Elevator
●
Service Agreement dated July 5, 2016 by and between USSA Real Estate Company and Hiller Systems Inc
●
Service Agreement dated July 13, 2016 by and between USSA Real Estate Company and Orkin Commercial Services
●
National Agreement by and between USSA Real Estate Company and Tecta America

*Contracts which will not be assigned

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EXHIBIT 3.5
MISCELLANEOUS PROPERTY INFORMATION

1.
Monthly operating statements for the past twenty-four (24) months;

2.
Most recent ad-valorem tax statements;

3.
List of pending or threatened litigation, proceeding or controversy with respect to the Property;

4.
Copies of equipment and building warranties for the Property;

5.
List of proposed leases/renewals/expansions being negotiated, showing proposed effective/expiration dates, rental rates, expense stops, rent concessions or abatements, tenant improvements and commissions, and expected completion dates;

6.
Copies of local, state and federal environmental or other notices Seller has received; and

7.
Copies of site plans, building plans and specifications, engineering plans, certificates of occupancy, certificates of compliance and other permits, if any, related to the Property.

[TO BE REVIEWED BY CLIENT AND CONFORMED]
{00869287.1}  EXHIBIT 3.5
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

EXHIBIT 9.2.1

Document prepared by and
after recording return to:

___________________
___________________
___________________

Tax Map No.: ___________________

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is executed as of the ___ day of _____________, 201_, by and between ____________________________, a _____________________________, having a mailing address of ________________________________________________ ("Grantor"), and ____________________________, a _____________________________, having a mailing address of ________________________________________________ ("Grantee").

WITNESSETH:

THAT Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, hereby GRANTS, BARGAINS, SELLS, CONVEYS and CONFIRMS unto Grantee, its successors or assigns, with SPECIAL WARRANTY, that covenants of title, that certain tract or parcel of land in the County of _______________, Commonwealth of Virginia more particularly described in Exhibit "A" attached hereto and incorporated herein by this reference, together with all buildings and improvements located therein, and all rights, titles, and interests appurtenant thereto (such land and interests are hereinafter collectively referred to as the "Property").

This conveyance is made expressly subject to the restrictions, conditions, rights of way and easements, if any, contained in the instruments contained in the chain of title to the Property conveyed hereby, and to matters visible upon inspection.

[Signature Appears on Next Page]

{00869287.1}  EXHIBIT 9.2.1
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

IN WITNESS WHEREOF, the Grantor has executed this Special Warranty Deed as of the day and year first hereinabove written.

GRANTOR:

a

By:
Name:
Title:

STATE/COMMONWEALTH OF ____________________
)
CITY/COUNTY OF ____________________
)   ss:

I, a Notary Public in and for the jurisdiction aforesaid, do hereby certify that ________________________________, personally appeared before me in said jurisdiction, who, being by me first duly sworn, acknowledged said instrument to be the act and deed thereof, and that by virtue of the authority conferred upon him, executed and delivered the same as such for the purposes therein contained.

WITNESS my hand and official seal this _____day of _______________, 201_.

______________________________
Notary Public

Name: _________________________

My Commission Expires:
________________________
Notary Registration No:
________________________

{00869287.1}  EXHIBIT 9.2.1
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

EXHIBIT 9.2.2
BILL OF SALE

Date:
___________________, [Closing Year]

Seller:
USAA REAL ESTATE COMPANY, a Delaware corporation

Seller’s Mailing Address:
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239

Purchaser:
[PURCHASER], [Purchaser Entity]

Purchaser’s Mailing Address:
[Purchaser Address]
[Purchaser City, State Zip]

Definitions:

As used herein, the following terms shall have the meanings assigned to such terms in the following provisions:

“Improvements” means the buildings, structures, fixtures and other improvements situated on the Land; all rights and appurtenances pertaining to the Land; and all fixtures and equipment attached to or located upon or within the Land or the Improvements thereto.

“Land” means that certain tract of land located in the City of Norfolk, [Property County] County, Virginia, and legally described on Exhibit A which is attached hereto and made a part hereof.

“Personal Property” means all tangible personal property owned by Seller and associated with the ownership, operation and maintenance of the Real Property and which is situated on the Real Property, including, without limitation, all fixtures, machinery, and equipment, and the personal property described on Exhibit B attached hereto.

“Real Property” means the Land and the Improvements.

Transfer of Personal Property:

For value received, Seller sells, assigns and delivers all of Seller’s right, title and interest in and to the Personal Property to Purchaser.

Seller has not made and does not make any express or implied warranty or representation of any kind whatsoever with respect to the Personal Property, including, but not limited to: title; merchantability of the Personal Property or its fitness for any particular purpose; the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract pertaining thereto; patent infringement or latent defects. Purchaser accepts the Personal Property on an “AS IS, WHERE IS” basis, and “WITH ALL FAULTS.”

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of the _____ day of ____________, 20__.

USAA REAL ESTATE COMPANY,
a Delaware corporation

By: ________________________
Name: ______________________
Title: _______________________

{00869287.1}  EXHIBIT 9.2.2
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

EXHIBIT 9.2.3
ASSIGNMENT AND ASSUMPTION OF LEASES

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, USAA REAL ESTATE COMPANY, a Delaware corporation (the “Assignor”), hereby assigns and delegates to ______________, a ________________________ (the “Assignee”), and Assignee hereby assumes and accepts the assignment and delegation of all of Assignor's right, title and interest in and to any obligations under the leases (the “Leases”) and the security deposits held by Assignor relating to the property known as GSA-Social Security-Norfolk and more particularly described on Exhibit A attached hereto. The Leases and security deposits are listed on Exhibit B attached hereto.

[Indemnity and Hold Harmless provisions to be included]

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment and Assumption of Leases or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation, including, without limitation, reasonable attorneys' fees.

This Assignment and Assumption of Leases may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Leases effective as of the _____ day of ________________, [Closing Year].

ASSIGNOR:
USAA REAL ESTATE COMPANY,
a Delaware corporation

By: ___________________________
Name: _________________________
Title: __________________________

ASSIGNEE:                                                                    ______________________________
                                                                                         ______________________________

By: ___________________________
Name: _________________________
Title: __________________________

{00869287.1}  EXHIBIT 9.2.3
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

EXHIBIT 9.2.4
ASSIGNMENT AND ASSUMPTION OF CONTRACTS

In consideration of One Dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, USAA REAL ESTATE COMPANY, a Delaware corporation (the “Assignor”), hereby assigns and delegates to __________________, a ____________________ (the “Assignee”), with an office and place of business at _______________________, and Assignee hereby assumes and accepts the assignment and delegation of all of Assignor's right, title and interest in and to the contracts described on Exhibit A attached hereto relating to certain real property known as GSA-Social Security-Norfolk and located at 5850 Lake Herbert Drive, Norfolk, [Property County] County, Virginia.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment and Assumption of Contracts or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation, including, without limitation, reasonable attorneys' fees.

This Assignment and Assumption of Contracts may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Contracts effective as of the _____ day of _____________, [Closing Year].

ASSIGNOR:
USAA REAL ESTATE COMPANY,
a Delaware corporation

By: ___________________________
Name: _________________________
Title: __________________________

ASSIGNEE:                                                                    ______________________________
                                                                                         ______________________________

By: ___________________________
Name: _________________________
Title: __________________________

{00869287.1}  EXHIBIT 9.2.4
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

EXHIBIT 9.2.5
ASSIGNMENT OF WARRANTIES AND GUARANTEES

THIS ASSIGNMENT OF WARRANTIES AND GUARANTEES is made as of the ______ day of ______________, [Closing Year], between USAA REAL ESTATE COMPANY, a Delaware corporation (the “Assignor”), and _______________, a ____________________ (the “Assignee”).

R E C I T A L S:

Assignee has this day acquired from Assignor certain interests in land, buildings and improvements more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”).

In consideration of the acquisition of the Property by Assignee and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignor hereby assigns, transfers and sets over unto Assignee, and Assignee hereby accepts from Assignor, all Assignor's right, title and interest in and to all transferable warranties and guarantees, if any, with respect to the improvements located on the Property or any repairs or renovations to such improvements and any personal property conveyed to Assignee by Assignor in connection with the Property.

IN WITNESS WHEREOF, Assignor has caused this instrument to be executed as of the date above written.

ASSIGNOR:
USAA REAL ESTATE COMPANY,
a Delaware corporation

By: ___________________________
Name: _________________________
Title: __________________________

ASSIGNEE:

By: ___________________________
Name: _________________________
Title: __________________________

{00869287.1}  EXHIBIT 9.2.5
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

EXHIBIT 9.2.6
AFFIDAVIT PURSUANT TO FOREIGN INVESTMENT
AND REAL PROPERTY TAX ACT

The undersigned hereby declares that the name, address and United States taxpayer identification number of the owner of the real property described in Exhibit A attached hereto and incorporated herein by reference is as follows:

Name and Address
I.D. Number

USAA Real Estate Company
           _________________
9830 Colonnade Boulevard
Suite 600
San Antonio, Texas 78230-2239

There is no other person or entity who has an ownership interest in the property. The owner is a Delaware corporation organized and existing under the laws of the State of ______________ and, as such, is not a foreign citizen or entity.

The undersigned understands that the purchaser of the property intends to rely on the foregoing representations in connection with the United States Foreign Investment and Real Property Act.

USAA REAL ESTATE COMPANY,
a Delaware corporation

By: _____________________
Name: ___________________
Title: ____________________

{00869287.1}  EXHIBIT 9.2.6
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk

EXHIBIT 9.6
NOTICE TO UTILITY COMPANY

______________________, [Closing Year]

_____________________________
_____________________________
_____________________________

RE:         GSA-Social Security-Norfolk
5850 Lake Herbert Drive, Norfolk, Virginia

You are hereby notified and advised that _______________ (“Purchaser”) purchased and acquired from USAA Real Estate Company all right, title and interest in and to “GSA-Social Security-Norfolk” and located at 5850 Lake Herbert Drive, Norfolk, [Property County] County, Virginia (“Property”).

In accordance with the foregoing, you are hereby notified that all future payments of invoices, bills, correspondence, and notices relating to the Property, should be delivered to Purchaser at the following address:

_______________________________
________________________________
________________________________

Very truly yours,

USAA REAL ESTATE COMPANY,
a Delaware corporation

By: ________________________________
Name:______________________________
Title:_______________________________

{00869287.1}  EXHIBIT 9.6
PURCHASE AND SALE AGREEMENT
GSA-Social Security-Norfolk